Magnum Hunter Resources Corp. 8-K

Exhibit 99.1

News Release	News Release

 Magnum Hunter Resources Announces

2014 Capital Expenditure Budget of $400 Million

HOUSTON, Texas – (Marketwire) – December 12, 2013 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today that its Board of Directors has approved a $400 million capital expenditure budget for fiscal year 2014, excluding acquisitions. The Company intends to allocate approximately $260 million in the Utica Shale and Marcellus Shale plays, approximately $50 million in the Williston Basin and approximately $90 million for midstream activities at Eureka Hunter Pipeline (“Eureka Hunter”). The contemplated capital budget includes the acquisition of mineral leases in both the Utica Shale and Marcellus Shale plays. This Appalachian-focused capital program is expected to further drive the Company’s production volumes and enable it to achieve its 2014 projected exit production rate of 35,000 BOEPD.

The 2014 capital budget of $400 million is expected to be funded from a combination of internally-generated cash flow, borrowings under the Company's existing senior secured credit facility, a new Eureka Hunter senior secured credit facility in the process of negotiation, and proceeds from non-core asset sales of approximately $200 - $400 million. The Company's drilling capital in 2014 will be primarily concentrated on the delineation and development of its combined 180,000 net mineral acres located in the Utica and Marcellus Shale plays of Ohio and West Virginia. Specifically, the Company’ development plan will be to further delineate its acreage position located in Monroe, Noble, and Washington Counties, Ohio and in Tyler and Ritchie Counties, West Virginia. Magnum Hunter expects to operate two to three drilling rigs in Appalachia during 2014, and anticipates drilling approximately 23-25 gross horizontal wells. The Company also expects to participate predominantly as a non-operated partner in the Williston Basin and drill approximately 15-20 gross wells located primarily in the Ambrose Field in Divide County, North Dakota.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Our ability to grow both production and reserves at the highest internal rate of return within our existing asset base, undoubtedly lies in our acreage position located in the Utica and Marcellus Shale resource plays. Therefore, this region will be allocated the largest portion of our 2014 capital expenditure budget. Also, due to our majority ownership position in our midstream subsidiary, Eureka Hunter, we anticipate additional benefit from the new production volumes that will be gathered on behalf of our Company owned gas, as well as third party volumes gathered by this system in both West Virginia and Ohio.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio, Kentucky, and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•	annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;
•	the most recent version of the Company’s Investor Presentation slide deck;
•	announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;
•	press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and
•	corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Chris Benton

AVP, Finance and Capital Markets

ir@magnumhunterresources.com

832-203-4539